Exhibit 8

April 16, 2026

General Mills, Inc.
Number One General Mills Blvd.
Golden Valley, MN 55426

Re:    General Mills, Inc.
Offering of Fixed-to-Fixed Reset Rate Junior Subordinated Notes

Ladies and Gentlemen:
We have acted as special tax counsel to General Mills, Inc., a Delaware corporation (the “Company”), in connection with the Underwriting Agreement, dated April 9, 2026 (the “Underwriting Agreement”), among the underwriters named in Schedule II thereto (the “Underwriters”) and the Company, relating to the sale by the Company to the Underwriters of €1,000,000,000 aggregate principal amount of the Company’s 4.750% Series A Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series A Notes”) and €700,000,000 aggregate principal amount of the Company’s 5.250% Series B Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2056 (the “Series B Notes” and, together with the Series A Notes, the “Notes”) to be issued under the Indenture, dated as of February 1, 1996, as amended (the “Indenture”) between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association, formerly known as First Trust of Illinois, National Association), as trustee (the “Trustee”) and pursuant to the Officers’ Certificate and Authentication Order, dated as of April 16, 2026, delivered by the Company to the Trustee pursuant to Sections 102 and 303 of the Indenture (the “Officers’ Certificate”).
    In rendering the opinion stated herein, we have examined and relied upon the following:
(a)    the registration statement on Form S-3 (File No. 333-283277) of the Company relating to the debt securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2024, under the Securities Act of 1933, as amended (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);
(b)    the prospectus, dated November 15, 2024, which forms a part of and is included in the Registration Statement;

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McDermott Will & Schulte

General Mills, Inc.
April 16, 2026

(c)    the preliminary prospectus supplement, dated April 8, 2026, relating to the offering of the Notes in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(d)    the prospectus supplement, dated April 9, 2026 (the “Prospectus Supplement”) relating to the offering of the Notes in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;
(e)    the pricing term sheet, dated April 9, 2026, relating to the offering of the Notes and attached as Exhibit A to Schedule III of the Underwriting Agreement;
(f)    an executed copy of the Underwriting Agreement;
(g)    the Indenture;
(h)    an executed copy of the Officers’ Certificate; and
(i)    such other documents as we have deemed necessary or appropriate for purposes of this opinion.
The documents listed in (a) through (i) above are collectively referred to herein as the “Documents.”
In our examination of the Documents, we have assumed that (i) all of the Documents reviewed by us are original documents, or true and accurate copies of original documents, and that there will be due execution and delivery of any Document where due execution or delivery is a prerequisite to the effectiveness thereof, (ii) all representations and statements set forth in such Documents are true and correct and (iii) all obligations imposed by any such Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.
Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in the Prospectus Supplement, the statements in the Prospectus Supplement under the heading “Material United States Federal Income and Estate Tax Considerations,” insofar as such statements purport to describe matters of United States federal income and estate tax law and regulations or legal conclusions with respect thereto, represent our opinion and are accurate in all material respects.
Our opinion expresses our views as to only the specific U.S. federal income and estate tax issues addressed above, and no opinion is expressed as to any tax consequences under non-U.S., state or local tax laws or under U.S. federal tax laws other than those pertaining to income and estate taxes. Our opinion is based on the U.S. federal income and estate tax laws in effect as of the date hereof, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be

McDermott Will & Schulte

General Mills, Inc.
April 16, 2026

forthcoming that would modify or supersede our opinion, possibly with retroactive effect. Our opinion is not binding on the Internal Revenue Service or any court of law, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position.
Further, the opinion set forth herein represents our conclusion based upon the Documents, our understanding of the facts and the accuracy of the assumptions set forth above. Any material amendments to the Documents, changes in any significant facts or inaccuracy of any assumptions or representations could affect the opinion set forth herein. Although we have made such inquiries and performed such investigations as we have deemed necessary in rendering our opinion, we have not undertaken an independent investigation of all of the facts referred to in this letter. Accordingly, our opinion does not take into account any matters not set forth herein that might have been disclosed by independent verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any fact, representation or other information on which we have relied in rendering our opinion is incorrect.
The opinion set forth above: (i) is limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be relied upon by any person or entity other than you without our express, written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We undertake no obligation to update the opinion expressed herein in the event that there is a change in the legal authorities, facts or documents upon which the opinion is based or an inaccuracy in any of the representations upon which we have relied in rendering the opinion set forth herein.
We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Company’s Current Report on Form 8-K to be filed with the Commission in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Material United States Federal Income and Estate Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ McDermott Will & Schulte LLP

McDermott Will & Schulte